EXHIBIT 99.2

Press Release

Source: Wackenhut Corrections Corporation

Wackenhut Corrections Reports First Quarter Results

Thursday May 1, 9:35 am ET

•     64% Increase In Operating Income * Lawrenceville, Virginia Start-Up Executed Flawlessly * Achieved Quarterly EPS of $0.24 — Net Income of $5.2 Million

BOCA RATON, Fla., May 1 /PRNewswire-FirstCall/ — Wackenhut Corrections Corporation (NYSE: WHC — News) today reported first quarter 2003 earnings per share of $0.24 or $5.2 million, which was consistent with 2002. The first quarter earnings per share are based on 21.3 million diluted shares outstanding.

• (Photo: http://www.newscom.com/cgi-bin/prnh/20010614/WCCLOGO )

Revenue for the first quarter was $145.3 million compared with $140.2 million in the first quarter of 2002. These additional revenues for 2003 reflect contractual adjustments for inflation, improved terms negotiated in a number of our domestic U.S. contracts and a strengthening of the Australian dollar.

Contribution from operations for the first quarter 2003 increased to $18.6 million, or 13% of revenue, compared with $14 million, or 10% of revenue, in the first quarter 2002. This increase reflects higher revenues, the purchase of four previously leased facilities and cost savings in a number of areas, particularly insurance.

George C. Zoley, Chairman and Chief Executive Officer of WCC, said, “We are off to a great start in 2003 with excellent financial results in the first quarter. Additionally, we have made fundamental changes in our Company’s infrastructure by providing for the assumption of all corporate support services from our former parent company. We also successfully transitioned the operations of the Lawrenceville, Virginia Correctional Center from another private corrections company in March and relocated our corporate headquarters to Boca Raton, Florida.”

Zoley further stated, “I am very excited about the company’s future prospects as a result of these accomplishments. We believe these actions will provide the Company the financial and operational independence and flexibility necessary to compete and grow in the arena for privatized government services.”

The Company has scheduled a conference call and simultaneous webcast at 3:00 PM (EDT) today to discuss the first quarter financial results as well as discuss the Company’s progress and outlook. The U.S. call-in number is 800-839-6806 and the international call-in number is 402-220-3724. In addition, a live webcast of the conference call may be accessed on the Company’s investor relations’ home page at www.wcc-corrections.com. The call will be available for re-broadcast on the website for 30 days. A telephonic replay of the conference call will be available until May 15, 2003 at 800-839-6806.

WCC is a world leader in the delivery of correctional and detention management, medical and mental health rehabilitation services and other diversified services to federal, state and local government agencies around the globe. The Company currently has 59 contracts and/or awards representing 69 facilities in the United States, Australia, England, Scotland, Wales, South Africa, New Zealand, and Canada with a total design capacity of more than 43,067 beds. WCC also provides prisoner transportation services, electronic monitoring for home detainees, correctional health care and mental health services. WCC offers government agencies a turnkey approach to the development of new correctional and mental health institutions that include design, construction, financing and operations.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding openings of new facilities and the Company’s operational and financial condition. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations. Such factors include, but are not limited to the following: competitive factors and pricing pressures; the Company’s dependence on expansion for revenue and profit growth; ability to win service contracts for which it has submitted proposals and to retain existing management contracts; possible fluctuations in occupancy levels; limited contract duration; reliance upon government appropriations for payment under awarded contracts; governmental regulation; limited acceptance of private prison operation; community opposition to facility location; potential legal liability; insurance costs; adverse publicity; the Company’s ability to protect the value of its UK interests; the Company’s ability to ensure that the majority shareholders’ interests are protected as Group 4 Falck divests its interest in Wackenhut Corrections, and other factors contained in the Company’s Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.

First quarter financial tables to follow:

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WACKENHUT CORRECTIONS CORPORATION
Consolidated Statements of Income
For the thirteen weeks ended
March 30, 2003 and March 31, 2002
(In thousands, except per share data)

	13 Weeks	13 Weeks
	Ended	Ended
	March 30, 2003	March 31, 2002

Revenues	$145,254	$140,182
Operating Expenses	123,300	123,664
Depreciation and Amortization	3,313	2,485
Contribution from Operations	18,641	14,033
G & A Expense	8,935	8,115
Operating Income	9,706	5,918
Interest Income	1,129	1,049
Interest Expense	(3,003)	(898)
Income Before Income Taxes & Equity in Earnings of Affiliates	7,832	6,069
Provision for Income Taxes	3,280	2,472
Income Before Equity in Earnings of Affiliates	4,552	3,597
Equity in Earnings of Affiliates, net of tax	620	1,586
Net Income	$5,172	$5,183
Basic EPS	$0.24	$0.25
Basic Weighted Average Shares Outstanding	21,246	20,997
Diluted EPS	$0.24	$0.24
Diluted Weighted Average Shares Outstanding	21,325	21,276

		Operating Data

		13 Weeks	13 Weeks
		Ended	Ended
		March 30, 2003	March 31, 2002

*	Revenue-producing beds	37,079	33,649
**	Compensated mandays	2,699,677	2,737,253
**	Average occupancy	99.1%	96.0%

*	Includes United Kingdom and South Africa

**	Excludes United Kingdom and South Africa

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